Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Amgen Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share	Other	31,297,000	$301.19 (2)	$9,426,344,994.85	$147.60 per $1,000,000	$1,391,328.52

Total Offering Amounts					$9,426,344,994.85		$1,391,328.52

Total Fee Offsets							$0

Net Fee Due							$1,391,328.52

(1)

In accordance with Rule 416 under the Securities Act of 1933 (as amended, the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Amgen Inc. Second Amended and Restated 2009 Equity Incentive Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price for shares reserved for future issuance under the Plan are based on the average of the high and the low price of Registrant’s Common Stock as reported on Nasdaq on June 11, 2024.